Exhibit 10.5
May 20, 2005
Mr. Don Sargeant
Agassiz Energy, LLC

RE:	Memorandum of Understanding for 50 MMGY Ethanol Plant in Erskine, Minnesota Preconstruction Services/Design Development and EPC Contract intent between the Bio-Renewable Group and Agassiz Energy, LLC.
Dear Mr. Sargeant:
Agassiz Energy, L.L.C. (hereinafter referred to as Agassiz) is currently in the process of developing an ethanol production facility having a design capacity of 50 million gallons of ethanol per year including DDGS and C02 as co-products utilizing corn and Barley as the feed stock to be constructed in Erskine, Minnesota (the “Project”). Agassiz is agreeable in principle to having Wanzek Construction, Inc. (hereinafter referred to as “Bio-Renewable Group”) perform engineering, procurement, construction (“EPC”) and related services for the Project.
The Bio-Renewable Group, in partnership with Vogelbusch USA and others, has process, design and construction experience and expertise in the areas of ethanol production. The Bio-Renewable Group has designed and/or constructed multiple ethanol production facilities in the United States.
As a result of discussions between their respective representatives, Agassiz and the Bio-Renewable Group agree that it would be mutually advantageous to define and enter into a commercial relationship for the engineering, procurement and construction of the Project. However, the first order of business is investigate getting permits issued for the facility. Therefore, the Bio-Renewable Group has submitted a separate letter quoting services related to providing information to Agassiz and its consultant NRG to assist in permitting. This Memorandum of Understanding further defines the intent of the parties to ultimately enter into an EPC contract should the project move forward. This Memorandum of Understanding and Attachment” are tied as one document. Should the project proceed beyond the initial permitting phase, then the terms of such relationship between The Bio-Renewable Group and Agassiz are expected to be mutually negotiated by the parties. At the present time, each of the parties is seriously contemplating the following agreements as set forth in this Memorandum of Understanding (“MOU”).
A.	RESPONSIBILITIES OF AGASSIZ:
Agassiz will undertake to consummate the contracts necessary to achieve financial closing of the Project and such other efforts including but not limited to the following:
1.	Secure financing from an established project lender or syndicate of lenders, which shall include funds for an EPC contract having a fixed total lump sum value of approximately $80 million (preliminary budget only).

2.	Establish and maintain an organizational structure for the purpose of developing the Project and conducting the activities necessary to bring the Project to financial closing.

3.	Submit the necessary permit applications for the Project to the proper authorities for approval. We understand Agassiz will be employing the services of the Natural Resource
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Group Inc. for permitting especially related to the coal aspect in Minnesota. Secure any and all other environmental and storm water permits for the site.

4.	Conclude contracts for management, operation and maintenance, energy and feedstock supply and off-take of products.

5.	Make or secure the necessary equity contributions to the Project as determined by Agassiz and its lenders.

6.	Negotiate and conclude an EPC contract with the Bio-Renewable Group to be signed at financial closing for a plant with a design capacity of 50 million gallons of ethanol per year including DDGS and C02 as co-products (the “Plant”) and have its Energy from a Fluidized bed coal fired energy center in lieu of natural gas and Barley as an additional partial feedstock.

7.	Deliver the site in accordance with the project schedule, water/utilities, interconnection, and operators for training and start up, provide owner’s representative, and provide Owner’s permits, all in accordance with the EPC contract.
B.	RESPONSIBILITIES OF THE BIO-RENEWABLE GROUP: (**ASBIPE)
The Bio-Renewable Group agrees to assist Agassiz in its efforts to evaluate the Project and will undertake to do the following:
1.	Perform certain preliminary engineering and design services for the Plant.

2.	Conclude an EPC contract with Agassiz for the Plant currently with a preliminary budget of $80 million.

3.	Develop a project schedule of approximately 14 to 16 months from notice to proceed for the engineering and construction of the Plant. Liquidated damages for delay will be negotiated by the parties, subject to a maximum amount. An early completion bonus will also be negotiated.

4.	Establish with Agassiz performance criteria for the Plant to achieve, together with a schedule of liquidated damages in the event of under performance. Offsets of certain performance parameters will be negotiated by the parties.

5.	Provide to Agassiz periodic updates of the Bio-Renewable Group’s development activities.

6.	Assist Agassiz during the Project execution by making recommendations for project personnel.

7.	Provide for necessary technical and administrative support to Agassiz for required permits it will secure. Provide permits required for construction.

8.	Assist and participate in local community meetings by presenting information regarding the Bio-Renewable Group, the Project, the Plant, the Bio-Renewable Group’s involvement in the Project and general information regarding the ethanol industry.

9.	Assist Agassiz in the analysis and selection of an appropriate site for the Plant. (Already Selected)

10.	Assist Agassiz in the drafting of provisions regarding the Bio-Renewable Group, its licensors, and the EPC services for the Plant in connection with the Agassiz private placement memorandum and prospectus.
** all of the above items are additional services beyond initial permitting effort outlined in attachment “A”
IT IS INTENDED THAT THE EPC CONTRACT WILL INCLUDE: (**ASBIPE)
S	A limitation on liquidated damages for either schedule or performance.

S	A total cumulative limitation of liability of the Bio-Renewable Group that is acceptable to the Bio Renewable Group.

S	A mutual exclusion of consequential and similar damages.

S	Alternative dispute resolution procedures.

S	Assist Agassiz in developing an operation and maintenance plan, which will include a periodic review of the plans, execution, and notification to lender of discrepancies. Fees for the operation and maintenance services are to be mutually negotiated under a separate operation and maintenance contract if applicable.

S	Provide training on the operation and commissioning of the Plant.

S	Ethanol Process Technology by Vogelbusch U.S.A., Inc. (Vogelbusch) with the owner establishing and approving the design criteria for the work, including the conceptual design, process flow, selection of process technology and equipment, and equipment
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layout to plan, design, construct and equip the ethanol production facility. The Bio-Renewable Group will administer the Technology license with Vogelbusch during the EPC construction phase. The Bio-Renewable Group will transfer administration of the Technology License to Agassiz upon successful completion of performance testing. Terms and conditions to be provided by Vogelbusch.

S	Payment terms acceptable to the Bio-Renewable Group. A down payment and monthly progress payments would be required. More definitive payment term descriptions would be negotiated.

S	Bonding. The Bio-Renewable Group will provide a 100% payment and performance bond to Agassiz upon execution of the EPC contract. Said bond will remain in effect throughout the one-year warranty period established for the project.
** all of the above items are additional services beyond initial permitting effort outlined in attachment “A”
C. DEFINITIVE AGREEMENTS TO BE NEGOTIATED
1.	The definitive EPC contract will be negotiated by the parties consistent with the terms described above, and would include other terms customarily included in similar agreements of those types. The EPC contract would include engineering, design, procurement, construction, operator training, start-up assistance, testing and turnover of the facility to Owner.

2.	Except for Section D, E, F, and G, this MOU is not binding or legally enforceable and imposes no obligations upon and grants no rights to Agassiz or the Bio-Renewable Group with respect to the matters covered in this letter, it being intended that all such obligations and rights shall be contained in binding, definitive agreements signed by the parties.
D. REIMBURSEMENT OF EXPENSES
1.	The total fee for Preconstruction Services/Design Development Related to permitting is $160,000 as outlined in our letter dated May 17, 2005. This letter would form attachment “A” to this Memorandum of Understanding. This fee will be due 50% down and 25% after 50% complete and the remaining 25% at completion. Progress payments all payable in 30 days. Financial model information per attachment “B” will be an additional $12,000.

2.	Should Agassiz choose to develop or pursue a relationship with a company other than the Bio-Renewable Group to provide the preliminary engineering or EPC services or select another group for actual EPC service (or construction or engineering services for the Project) or intentionally fail or refuse to perform its commitments contained in this MOU prior to the expiration of the term of this MOU, then Agassiz shall reimburse the Bio-Renewable Group for the Lump Sum amount of $ 160,000 for Preconstruction/Design Development Services related to permitting (as outlined above) plus an additional lump sum cancellation fee of $85,000 and all additional expenses the Bio-Renewable Group has incurred in connection with the Project plus all third party costs incurred from the date of this MOU. The cancellation fee will not be due if the project does not ever get funded or go forward. Cancellation fees of $85,000 will be due if Agassiz proceeds with another EPC contractor or technology provider in addition to the $160,000 permitting assistance efforts and all other expenses.

These expenses include but are not limited to labor rates and reimbursable expenses such as legal charges for document review and preparation, travel expenses, reproduction costs, long distance phone costs, and postage. In the event the Bio-Renewable Group’s services are terminated by Agassiz all fees are immediately payable to the Bio Renewable Group and title to the technical data, which may include preliminary engineering drawings and layouts and proprietary process related information prepared by the Bio-Renewable Group, shall remain with the Bio-Renewable Group. If the Bio Renewable Group enters into an EPC contract with Agassiz, these expenses will be applied and reduced from the EPC price.

Should Agassiz want the Bio Renewable Group to do a more detailed design and development in preparation of an EPC contract price and prepare a lump sum EPC bid.
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an additional $210,000 will be required for “additional services beyond initial permitting effort”. The additional scope for these services is noted on Attachment “A” with an asterisk ** as additional services beyond initial permitting effort (**ASBIPE)or on this memorandum with an asterisk** as addition services beyond permitting effort(**ASBlPE) Again, if the Bio-Renewable Group enters into an EPC contract with Agassiz, these expenses shall also be applied and reduced from the EPC price.
E. GOVERNING LAW, DISPUTE RESOLUTION AND RELATED MATTERS
1.	In the event of a dispute arising out of or relating to this MOU or the services to be rendered hereunder, the Bio-Renewable Group and Agassiz agree to attempt to resolve such disputes through direct negotiations. If such negotiations are not successful, then the parties agree to attempt to resolve any remaining dispute by formal, nonbinding mediation conducted in accordance with rules and procedures to be agreed upon by the parties. If such dispute is not resolved within 30 days by mediation, then the parties may submit the dispute to binding arbitration to be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association.

2.	This MOU is made under and shall be constructed and enforced in accordance with the laws of the State of Minnesota.

3.	In no event shall either party be liable to the other for any form of indirect, incidental, consequential or special damages under or relating to this MOU or resulting from the services performed under this MOU, whether based on contract, warranty, tort (including negligence of any nature), strict liability or otherwise.

4.	Nothing in this MOU shall restrict or prohibit either party from seeking or obtaining injunctive relief in any court of competent jurisdiction with respect to the confidentiality set forth in Section G below.
F. DURATION
1.	This MOU will be in effect for a period of one (1) year after the date hereof. Either Agassiz or the Bio-Renewable Group may terminate this MOU upon 30 days written notice to the other at the end of such period; and if no such notice is given, then this MOU shall continue in effect for successive periods of six months until a 30 days written notice of termination is given prior to the end of any such six-month extended term. However, Agassiz will still owe the Bio-Renewable Group the fees as outlined in item D above for the services for which it was retained if this agreement is terminated.
G. CONFIDENTIALITY
1.	The Receiving Party (Agassiz or the Bio-Renewable Group, as the case may be), for itself and its employees and agents, agrees to hold in strict confidence and not to disclose to any third party except as permitted under Section G-4 below, and shall not use for any purpose other than in connection with the activities described in Section A above, any confidential or proprietary information of the Disclosing Party (Agassiz or the Bio-Renewable Group, as the case may be) or its affiliates (“Confidential Information”) disclosed to or acquired by the Receiving Party prior to and during the term of this MOU.

Confidential Information includes, but it not limited to, business information, information concerning plant and equipment designs, flow sheets, drawings, processing equipment and requirements, processing conditions, reactants, ingredients, raw materials, material balances, intermediate and processed product or by-product and other matters generally pertaining to the Disclosing Party’s products, processes and business activities.

Confidential Information also includes samples of materials that are, or relate, such reactants, ingredients, materials and intermediate and processed products or byproducts, which may be provided to the Receiving Party as well as any information generated by the Disclosing Party such as samples. Confidential Information may be
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disclosed orally or in writing or may be learned during visits to or work at the Disclosing Party’s facilities.

2.	The Receiving Party’s obligations of confidentiality and restricted use shall not apply to information which: (a) is at the time of the disclosure in the public domain or becomes part of the public domain by publication or otherwise through no fault of the Receiving Party and its employees and agents; (b) at the time of the disclosure was in the Receiving Party’s possession as shown by written records and was obtained from a source other than the Disclosing Party on a non-confidential basis by a third party entitled to disclose it, provided that the Receiving Party uses its best efforts to identify Confidential Information that may be offered by such third party and inform the Disclosing Party thereof; (c) is permitted by the Disclosing Party to be disclosed or used by the Receiving Party provided such permission is first obtained in writing from an officer of the Disclosing Party; (d) is required to be disclosed in connection with any governmental body, or by law or regulation, including, without limitation, state and federal securities laws and regulations.

3.	The Receiving Party shall not be relieved of its obligations of confidentiality because Confidential Information is embraced by more general information that falls within any one or more of the foregoing exclusions, nor shall any combination of items of Confidential Information be deemed to be within the exclusions merely because individual items of information are within the exclusions.

4.	The Receiving Party will limit access to Confidential Information to those of the Receiving Party’s employees, agents, representatives, consultants, prospective investors and/or lenders for the Project, who need to have such information for the purposes contemplated in this MOU. The Receiving Party will inform such persons of the obligations of the Receiving Party hereunder and will require such persons to assume obligations of confidence and restricted use consistent with those set forth herein.

5.	No license, express or implies, to use in any manner any Confidential Information or any patents, processes or know-how of the Disclosing Party, is granted by the Disclosing Party to the Receiving Party hereunder except as expressly set forth herein.

6.	Under no circumstances shall the Receiving Party use in any manner any proprietary process related Confidential Information in the event an EPC contract is not concluded as contemplated in this MOU.
Attachments to this contract include Attachment “A” Proposal for preconstruction services/design development related to permitting efforts.
If you are agreeable to proceeding on the foregoing basis, please confirm your agreement by signing and returning to us the enclosed copy of this letter.
Sincerely,
Jon L. Wanzek
Executive Vice President
Wanzek Construction Inc.

Dated	/s/ Jason Kaufman

PO Box 2019 Fargo, North Dakota 58107-2019 • 701-282-6171 • Fax 701-282-6166
Email: energy@biorenewablegroup.com • website: www.biorenewablegroup.com

Accepted by:

Name	/s/ Donald Sargeant

Agassiz Energy LLC

	Dated	May 23, 2005
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Email: energy@biorenewablegroup.com • website: www.biorenewablegroup.com

Exhibit 10.5
May 20,  2005
Mr. Don Sargeant
Agassiz Energy, LLC
2900 University Av
Crookston, MN 56716

RE:	Proposal for Preconstruction Services/Design Development related to permitting efforts only for a 50 MMGY Ethanol Plant located in Erskine, Minnesota.

Attachment “A” to Memorandum of Understanding dated May 20, 2005
Dear Mr. Sargeant:
The Bio-Renewable Group (BRG) is pleased to submit this proposal for Preconstruction Services/Design Development related to permitting efforts for your proposed ethanol facility in Erskine, Minnesota. It is understood that this facility will incorporate dry milling technology and use corn and barley as feed stock and also employ a fluidized bed coal energy center.
The Bio-Renewable Group in conjunction with Vogelbusch USA has extensive process, design and construction experience in ethanol production and has designed and constructed similar facilities across the United States. In fact, the Bio-Renewable Group using Vogelbusch technology is the premier supplier of process engineering for the fuel ethanol industry. Of all operating fuel alcohol plants in the United States and Canada, more are employing Vogelbusch technology than any other. Plants using Vogelbusch technology currently produce over 700 million gallons of ethanol per year.
As the leader in the supply of fermentation alcohol technology, and with expertise in Barley as an additional feedstock, Vogelbusch is the best choice of “Know-How” available today.
The Bio-Renewable Group is an Engineer Procure Construct (EPC) Entity and would ultimately provide Agassiz Energy with a Single-Source Lump Sum EPC Contract to design and construct your facility. Simply summarized, the Bio-Renewable Group has the ability to manage projects of any size with the required resources to get the job done using an industry proven process technology.
In order for Agassiz Energy to move forward and determine if the plant should proceed, additional information will be needed. This Proposal for Preconstruction Services/Design Development will describe some of the additional information that the Bio-Renewable Group can provide which will aid Agassiz Energy, LLC in its permitting process and evaluating the project.
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PRECONSTRUCTION SERVICES/DESIGN DEVELOPMENT SCOPE FOR PERMITTING EFFORT ONLY
S	Preliminary engineering and design services for the ethanol plant and coal energy system to aid in permitting data. (preliminary layouts, site plan, only)

S	Utility summary (Steam, cooling water, chilled water, electricity)

S	Chemical and Enzyme consumption data.

S	Process Guarantee figures for Capacity, Yield & Energy consumption (Corn only)

S	Develop a Construction Schedule of approximately 14-16 months from the notice to proceed for the engineering and construction of the plant. Any liquidated damages for delay will be negotiated by the parties, subject to a maximum amount. An early completion bonus will also be negotiated.(**ASBIPE)

S	Typical 50 MMGY Ethanol Plant layout for the proposed site, a building site plan, and also preliminary Coal Handling and Fluidized Bed Coal Fired Energy Center layout and specifications including the Boiler Emissions Specifications. Basic information for permitting only. Additional detailed information (**additional services beyond initial permitting effort – “ASBIPE”)

S	All of the items in this proposal are preliminary information only and air permit application only.

S	Prepare financial information (limited to scope per attachment “B” below, cost not included in quote, additional fee of $12,000 would apply)

S	Overall Block Flow Diagram including major material balances and utility requirements for each area (** additional services beyond initial permitting effort – “ASBIPE”)

S	Estimated fixed price EPC contract amount for entire project (** “ASBIPE”)

S	Preliminary engineering and design services for the ethanol and coal energy system(grain milling, preparation and mashing, continuous fermentation, distillation, molecular sieve dehydration, evaporation, stillage, decanting, DDGS drying including thermal oxidizer,, CIP and chemicals, grain storage, coal handling and fluidized bed combustor, ethanol storage and loading, DDGS storage and loading, utilities (** “ASBIPE”)
The Bio-Renewable Group, in order to develop the EPC price, would also develop Process Flow Diagrams (PVD’s), Process and Instrumentation Diagrams (P&ID’s), Line Lists, Detailed Equipment Lists and Equipment Specifications. These items would be used internally only for developing the EPC pricing and would not be turned over to Agassiz Energy, LLC until the EPC contract is awarded or for an additional fee. Vogelbusch USA has specific Engineering and Know-How Fees that would be incorporated into the EPC price. (** “ASBIPE”)
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Email: energy@biorenewablegroup.com • website: www.biorenewablegroup.com

PERMIT INFORMATION:
We can provide information for use in initial EPA permit preparation. This will include material balances around emission control equipment and a summary of emission points. Simplified process schematics will be developed. We will provide the following backup information for the air permit applications:
S	Detailed specified emissions from Fermentation and Distillation vent scrubbers, including packing data and efficiencies.

S	Simulated emissions from the DDGS drier as input to the integrated TO. Final emission figures from vendor.

S	Alcohol Storage emissions (per EPA Tanks 4.0 program)

S	Alcohol Load out emissions (per AP-42, Section 5.2.2)

S	Fugitive emissions (per EPA-453/R-95-017)

S	Waste water flow rates, estimated COD and TSS values and breakdown of components in waste water.

S	Grain Receiving and Grain Storage Emission Information (AP-42, Section 9.9.1)

S	Hammer Mill Emission Information

S	DDGS Storage Emission Information (AP-42, Section 9.9.1)

S	Wet Cake Storage Emission Information

S	Cooling Tower Emission Information

S	Boiler Emission Information and/or fluid bed coal burner system

S	DDGS Dryer Emission Information — with Vogelbusch and Thermal Oxidizer Vendor Support

S	Load-out Flare Emission Information — with Vogelbusch and Flare Vendor Support

S	Emergency Equipment Emission Information
The Bio-Renewable Group would not provide permit application documentation, draft permit preparation, coal plant related permitting, fact sheet preparation, or Modeling of the site or actual permitting efforts. Should the client require air permit application preparation including these services, we would require additional fees. Agassiz energy, LLC had indicated the Natural Resources Group, Inc. was their preferred entity for permitting efforts. We would be happy to assist them with the information outlined above.
Bio-Renewable Group Total fee for Preconstruction Services/Design Development related to permitting efforts only including information for permitting: $160,000
This proposal is attachment “A” to the Memorandum of Understanding Dated May, 18 2005. Both documents have to be executed and signed together.
Please note the items noted as **ASBIPE are not included in the services related to permitting budgeted above but would be provided at an additional charge as noted in the Memorandum of Understanding dated 5-18-05.
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Thank you for allowing the Bio-Renewable Group to submit this proposal. We are confident we will provide Agassiz Energy, LLC with a world class ethanol facility.

Sincerely,
Accepted By: /s/ Donald Sargeant

Agassiz Energy/LLC

Jon L. Wanzek	Dated: 5/23/05

Executive Vice President
Bio-Renewable Group/Wanzek Construction, Inc.
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ATTACHMENT “B” Vogelbusch Financial Modeling Scope — Additional Cost of $12,000 (See below for scope)
We have developed our own program for financials. I attach a table of contents which lists the type of documents we would produce. Obviously we have to confirm some inputs, but would use the majority of assumptions listed in the Agassiz proposal from Greenway consulting.
We can prepare this information at a cost of $ 12,000
Financial Evaluation of an Ethanol Production Facility Located in                      (example scope for Agassizz)
Prepared by Vogelbusch U.S.A., Inc.
Houston, Texas
December 2001
for
ABC Company
Preface
A financial analysis was prepared for the construction and long-term operation of a nominal                     gallon per year ethanol production facility to be constructed by ABC Company in Minnesota The facility is to use corn and Barley as feedstock, utilizing a dry milling process. The evaluation, incorporating site specific capital costs, operating costs, feedstock costs, and final products market value is provided and consists of the following:
Sources and Application of Funds (Year 1)
Sources and Application of Funds (Year 2)
Balance Sheet (Years 1 through 12)
Income Statement (Years 1 through 12)
Cash Flow Statement (Years 1 through 12)
Pricing Sensitivity Matrix — Average Annual Pre-tax Income (Years 3 through 12)
Pricing Sensitivity Matrix — Average Annual Cash Flow (Years 3 through 12)
Revision A ii
Table of Contents

Preface	i
Table of Contents	ii
Plant Design Capacity	1
Project Cost	1
Capital Cost Estimate	2
Project Financing	3
Debt Service	4
Construction and Startup Timetable	5
Draw Down Schedule	5
Depreciation and Amortization	5
Depreciation Calculations	6
Accounts Receivable and Inventories	7
Accounts Payable,	7
Product Sales and Raw Material Costs	7
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Maintenance and Operating Costs	7
Raw Materials Detail	9

Plant Labor, Plant Management, and Administrative Costs	10
Personnel Detail	11
Salaries, Wages, and Benefits by Job Classification — Year 1 Details	12
Salaries, Wages, and Benefits by Job Classification — Year 2 Details	13
Salaries, Wages, and Benefits by Job Classification	14
Additional Fixed Costs	15
Federal Income Taxes	15
Pro Forma	15
Sources and Application Of Funds (Year 1)	16
Sources and Application Of Funds (Year 2)	17
Balance Sheet (Years 1 Through 12)	18
Income Statement (Years 1 through 12)	19
Cash Flow Statement (Years 1 through 12)	20
Sensitivity Analyses	21
Pricing Sensitivity Matrix — Average Annual Pre-Tax Income (Years 3 Through 12)	22
Pricing Sensitivity Matrix — Average Annual Cash Flow (Years 3 Through 12)	23
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Email: energy@biorenewablegroup.com • website: www.biorenewablegroup.com